EXHIBIT 1.1

QUÉBEC

Medium-Term Notes

TERMS AGREEMENT

August 28, 2015

Québec

Ministère des Finances

Direction du financement des organisms publics et de la documentation financière

12 rue Saint-Louis

Québec, Québec

Canada G1R 5L3

Re: Amended and Restated Distribution Agreement dated January 30, 2015

The undersigned agrees to purchase the following principal amount of Notes:

$700,000,000

Interest Rate:

Fixed Rate Note:

Interest Rate:

Floating Rate:         ✓

Interest Rate Basis: 3 Month USD LIBOR

Initial Interest Rate: 3 Month USD LIBOR plus 23 basis points as determined on September 2, 2015

Spread or Spread Multiplier, if any: +23

Interest Rate Reset Dates: March 4, June 4, September 4, and December 4 of each year, subject to adjustment in accordance with Modified Following Business Day convention

Interest Payment Dates: March 4, June 4, September 4, and December 4 of each year, subject to adjustment in accordance with Modified Following Business Day convention

Index Maturity: 3 months

Maximum Interest Rate, if any: not applicable

Minimum Interest Rate, if any: not applicable

Interest Rate Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Determination Date: 2 Business Days prior to the Interest Payment Date

Calculation Date: not applicable

Index, if any: not applicable

Maturity Date: September 4, 2018

Issue Price: 100% plus accrued interest, if any, from September 4, 2015

Dealers’ Commission: 0.025% (2.5 basis points) of the principal amount

Purchase Price: 99.975% plus accrued interest, if any, from September 4, 2015

Settlement Date and Time: September 4, 2015, 10 A.M.

Currency: US Dollars

Denominations: US$5,000 and integral multiples of $1,000 for higher amounts

Redemption Date(s): not applicable

Initial Redemption Percentage: not applicable

Annual Redemption Percentage Reduction (If other than 100% of principal Amount): not applicable

Optional Repayment Date(s): not applicable

Initial Repayment Percentage: not applicable

Annual Repayment Percentage Reduction (If other than 100% of Principal Amount): not applicable

Allocation of Underwriting Commitments: 25% to each of the undersigned

Exceptions, if any, to Section 3(g) of the Distribution Agreement: none

Other:

•	Listing: Québec agrees to use its best efforts to have the Notes sold pursuant to this Terms Agreement admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange on or as soon as possible after the Settlement Date.

•	Sinking Fund: Québec has agreed, as a term of the Series A Notes, that each year it will deposit into its sinking fund constituted by Ministerial Order no. FIN-11 dated June 12, 2012 (the “Sinking Fund”) an amount equal to at least 1% of the outstanding principal amount of the Notes. The funds to be deposited in the Sinking Fund will be drawn from the Consolidated Revenue Fund of Québec. The Minister may invest money from the Sinking Fund and may dispose of or terminate such investments according to their terms. The funds in the Sinking Fund will be used for repayment at maturity.

The Series A Notes may be repaid from the proceeds deposited in the Sinking Fund. However, Québec is under no obligation to apply proceeds of the Sinking Fund to repay any particular series, including the Series A Notes, and there is no limitation on the amount of debt that may be designated in this manner in respect of the Sinking Fund. The Series A Notes will not be redeemable for sinking fund purposes.

Applicable Time: 1:05 p.m., August 28, 2015

The certificates referred to in Section 6(b) of the Distribution Agreement, the opinions referred to in Section 5(a)(2) and Section 5(a)(3) and Section 6(c) of the Distribution Agreement shall be delivered to us on (and dated as of) September 4, 2015.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By	/s/ Andrew Karp
Name: Andrew Karp
Title: Managing Director

BMO Capital Markets Corp.

By	/s/ Scott J. Graham
Name: Scott J. Graham
Title: Managing Director

J.P. Morgan Securities plc

By	/s/ Ioannis Rollis
Name: Ioannis Rollis
Title: Executive Director

RBC Capital Markets, LLC

By	/s/ Scott G. Primrose
Name: Scott G. Primrose
Title: Authorized Signatory

Accepted:

QUÉBEC

By	/s/ Jean-Claude Lauzon
Name: Jean-Claude Lauzon
Title: Delegate General